Exhibit (d)(10)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

	VOYA MUTUAL FUNDS
OPERATING EXPENSE LIMITS

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)
Voya VACS Series EME Fund			0.15%
Initial Term Expires March 1, 2025

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)
			Share Classes
	A	C	I	R	R6	W

Voya Global Bond Fund	0.90%	1.65%	0.65%	1.15%	0.65%	0.65%
Initial Term Expires March 1, 2008
Initial Term for Class W Shares Expires
March 1, 2011
Initial Term for Class R Shares Expires
March 1, 2012
Term for Class I Shares Expires
March 1, 2014
Initial Term for Class R6 Shares Expires
March 1, 2015

Voya Multi-Manager Emerging Markets	1.60%	2.35%	1.35%	1.85%	N/A	1.35%
Equity Fund
Term Expires March 1, 2025

Voya Multi-Manager International Equity	N/A	N/A	0.88%	N/A	N/A	N/A
Fund
Term Expires March 1, 2018

Voya Multi-Manager International Small	1.95%	2.60%	1.40%	N/A	1.40%	1.60%
Cap Fund
Term Expires March 1, 2017

1This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

Effective Date: October 25, 2024, to reflect the removal of Voya Global Diversified Payment Fund and Voya Global Perspectives® Fund due to their merger into Voya Global Income & Growth Fund.